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                                                                     Exhibit 1.1

                                                       GRUPO FINANCIERO  GALICIA

BYLAWS OF GRUPO FINANCIERO GALICIA S.A., A COMPANY WHICH HAS NOT ADHERED TO THE OPTIONAL BYLAWS SYSTEM FOR THE MANDATORY ACQUISITION OF SHARES IN A PUBLIC
OFFERING:

CHAPTER 1. NAME, DOMICILE AND TERM. ARTICLE 1: The name of the Company is GRUPO FINANCIERO GALICIA S.A. The Company was originally organized under the name "Galicia Holding S.A.". The Company has its legal domicile within the City of Buenos Aires, and it is permitted to set up branches, agencies or representative offices within or without the country, pursuant to applicable laws and regulations. The registered office of the Company is *Teniente General Juan D. Peron 456, piso 3, oficina 316, Buenos Aires. The Company's registered office may be changed elsewhere within the same jurisdiction by decision of its Board of Directors as many times as, provided such change of domicile be registered with the Public Registry of Commerce. The Company shall be governed by these Bylaws and by the regulations adopted by the shareholders at their Extraordinary Shareholders' Meeting and registered with the Public Registry of Commerce, in agreement with the terms of Section 167, 3rd paragraph, of the Business Companies Law. Grupo Financiero Galicia S.A. is a "Company which has not adhered to the Optional Bylaws System for the Mandatory Acquisition of Shares in a Public Offering" pursuant to Section 24 of Decree 677/01". ARTICLE 2: The term of duration of the Company shall be until June 30, 2100, but said term may be extended by the shareholders at a General Extraordinary Shareholders' Meeting. CHAPTER 2. PURPOSE. ARTICLE 3. For the purposes of Section 31, 1st paragraph, of the Business Companies Law, the Company is EXCLUSIVELY A FINANCIAL AND INVESTMENT COMPANY. A. Accordingly, its purpose is to carry out either on its own account or on account of or in association or together with third parties under any form of legal entity, within and without the country, the following activities: 1. To acquire, maintain and manage holdings and investments in companies organized within and without the country, to which purpose it may use all its net worth, even becoming the controlling Company thereof, and irrespective of the purpose of the subsidiaries or affiliated companies, but particularly in banks, financial entities, financial services companies of whatever nature, credit card service companies, insurance and reinsurance companies and companies engaged in any supplementary, related or similar activity. 2. To participate in the organization and incorporation of companies, make capital contributions to existing or future companies for the financing of existing or future transactions. 3. To purchase, sell, trade and subscribe any class of securities, shares, debentures and other securities, either now known or to be created in the future. 4. To take and give secured or unsecured short, medium, and long term loans, whether in the country or abroad. 5. The Company shall in no case be permitted to give guaranties or bonds in favor of third parties, except in the event of directly or indirectly controlled subsidiaries or affiliated companies. 6. To exercise representations, agencies and commissions and manage the property and affairs of companies, individuals or entities based within or without the country. More particularly, the Company may act as agent or representative in any transaction of the kind described in the sections above. 7. To carry on any kind of transactions in the capital markets or commodities, within the country or abroad. 8. If so first approved at a Shareholders' Meeting, it may issue debentures or negotiable obligations and, if so first authorized by the competent corporate body pursuant to the applicable legislation, it may issue any other securities, papers or instruments permitted under present or future local or foreign laws. B. Without prejudice to the fact that the Company may participate in or exercise the control

--------------------

*At a Meeting held by the Board of Directors on Jan. 11, 2001, it was resolved that the registered office be located at Tte. Gral. Juan D. Peron 456 2o Piso, Buenos Aires (this change of domicile was registered with the Public Registry of Commerce on Feb. 5, 2001, under Number 1703, on Book 14, Volume of Stock Companies).

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                                                       GRUPO FINANCIERO  GALICIA

of local or foreign banks or financial entities, it shall not carry on as part of its own activities any form of brokerage in the supply and demand of financial resources which are governed by specific laws, and more particularly by the Financial Entities Law, notwithstanding the potential fact that the Company may be authorized to make a public offering by the National Securities Commission or by any other local or foreign Stock or Securities Exchange. C. Concerning the purposes mentioned in this article, the Company may be a party to or a member of joint interest cooperation agreements (contratos de colaboracion empresaria) within the country or abroad, and whether of the kind governed by current legislation or otherwise. The respective resolution shall be vested in the Board of Directors, which may also decide the setting up of offices, branches, agencies and any other form of decentralization, either in the country or abroad. D. For all of the above purposes, the Company has full legal capacity to acquire rights, assume obligations and undertake any and all acts that are not expressly prohibited by law or by these Bylaws. CHAPTER 3. CAPITAL STOCK, SHARES AND OTHER SECURITIES. ARTICLE 4: A. The Company's subscribed and paid-in capital stock as of May 15, 2000 amounts to five hundred and forty-three million pesos (Ps. 543,000,000) divided into and represented by five hundred and forty-three million shares of common stock having par value of Ps. 1 (One Peso) each, of which two hundred and eighty-one million two hundred and twenty-one thousand six hundred and fifty (281,221,650) are Class "A" shares, carrying five votes each. The remaining shares, that is to say, two hundred and sixty-one million seven hundred and seventy-eight thousand three hundred and fifty (261,778,350) shares are Class "B" shares and carry one vote each. B. By resolution adopted at the General Extraordinary Shareholders' Meeting held on May 16, 2000, it was decided that the capital stock would be increased up to the amount resulting from the Public Offering of Exchange of Shares decided on at said Meeting. Upon conclusion of said exchange, as evidenced in deed number 650 dated July 27, 2000 entered by Notary Eduardo A. Diaz (filed with the Inspecting Board of Legal Entities on August 9, 2000, under Number 11670, Book 12, Volume of Stock Companies, Inspecting Board of Legal Entities consecutive number 1671058), the Company's capital stock amounted to one billion ninety-two million four hundred and seven thousand and seventeen pesos (Ps. 1,092,407,017) divided into and represented by one billion ninety-two million four hundred and seven thousand and seventeen shares (1,092,407,017) having par value of one peso (Ps.
1) each, of which two hundred and eighty-one million two hundred and twenty-one thousand six hundred and fifty (281,221,650) are Class "A" shares, carrying five votes each. The remaining shares, that is to say, eight hundred and eleven million one hundred and eighty-five thousand three hundred and sixty-seven (811,185,367) shares are Class "B" shares and carry one vote each. All the shares are book-entry shares. C. As from the date hereof, the capital stock shall be the amount resulting from the subscription of the latest capital increase approved and any changes in the capital stock of the Company shall be reflected in the Company's balance sheets. D. While the Company is authorized to make a public offering of its shares, the shareholders may, at an Ordinary Shareholders' Meeting, pursuant to Section 188 of Law 19,550, increase the capital stock subject to no limitation and without having to amend its Bylaws. Upon each capital increase, the characteristics of the new shares to be issued shall be determined. The Board of Directors may be granted authority to make the issues when so deemed advisable, as well as to determine the form and terms of payment of the shares. E. The division of shares into Class "A" and Class "B" shares shall be automatically rendered ineffective in the following cases: a. Should the only current holder of the Class "A" shares, i.e. EBA Holding S.A., sell all those Class "A" shares or such a number thereof that, considering the plural vote of the Class "A" shares, the buyer would obtain half of the votes plus one vote out of the total number of votes of Grupo Financiero Galicia S.A.;
b. Should holders of Class "A" shares of EBA Holding S.A., as per

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                                                       GRUPO FINANCIERO  GALICIA

the list of such shareholders included in the Minutes of Meeting Number 1 of said Company, corresponding to the General Extraordinary Shareholders' Meeting held on October 12, 1999 (filed with the Registry under Number 18036, Book 8, Volume of Stock Companies, Inspecting Board of Legal Entities consecutive number 1670663), transfer shares carrying more than half plus one votes at the Ordinary Shareholders' Meetings of EBA Holding S.A. to third parties other than holders of Class "A" chares, or to their successors or assigns, or to spouses to whom Class "A" shares may be granted due to the separation of marital property. F. In case any of the events specified in item E. hereinabove shall occur, the shares of stock shall automatically cease to be divided into classes, and all of them shall be book-entry shares of common stock entitled to one vote each. ARTICLE 5.
a. The shares to be issued in the future may be registered, non-endorsable or book-entry shares, and common or preferred shares, as it may be resolved at the respective Shareholders' Meeting deciding the capital increase. b. Considering that the Company has been authorized to make a public offering of its shares, all the common shares that may be issued in the future shall carry one vote each, except otherwise authorized by law. In electing the syndics and in deciding the matters referred to in Section 244, last paragraph, of the Business Companies Law, all the common shares shall confer the right to cast one single vote. c. The holders of not fully paid in shares shall be permitted to attend the Shareholders' Meetings and exercise their voting rights as from the time they subscribe and pay in the portions specified in the law and in the terms of the respective issue. d. Shares of preferred stock shall have preferred rights in the payment of dividends, either cumulative or not, fully in agreement with the terms of the respective issue. These shares may also be granted an additional participation in the Company's profits according to their terms of issue and/or priority in the repayment of capital in the event of liquidation as well as the right to participate in the excess, if any, pro rata and together with the common shares. Preferred shares shall confer no voting rights. However, when preferred shares do enjoy voting rights according to Section 217 of the Business Companies Law, their right shall be equal to that of the already issued common shares conferring the lowest number of votes. e. Moreover it may, as applicable, issue non-voting participation shares, which shall not represent a participation in the Company's capital stock exceeding 30% thereof. f. It may also issue new kinds of shares or other securities, either convertible or not, now or in the future authorized by applicable laws and regulations. g. The Company may issue negotiable obligations (either secured or unsecured) or any other usual or unusual securities authorized by the laws in force in the country or, as applicable, in any foreign country. h. The issue of negotiable obligations and participation shares (whether redeemable or not) shall be decided by the shareholders at an Ordinary Shareholders' Meeting. To such end, the power to determine within the authorized amount all or some of the terms of issue, including date, price, form and terms of payment, may be delegated to the Board of Directors, fully in agreement with the legal provisions in force and the resolutions of the Argentine Securities Commission, as the case may be. i. The Company may also issue debentures within or without the country, in local or foreign currency, whether secured or unsecured, as set forth in Title II,
Article VII of the Business Companies Law. The shareholders, at an Extraordinary Shareholders' Meeting, and at the request of the Board of Directors, shall determine the amount and currency of the debentures and their characteristics and terms; the shareholders may delegate to the Board of Directors all matters related to the date of issue and details concerning the implementation of the pertinent decision. j. Any ordinary, preferred or participating stock without voting rights and any other securities mentioned in this section may be tendered through a public offering, once requirements have been met and authorization from the National Securities Commission and/or equivalent agencies and authorities in other countries has been obtained, the Company being empowered to request their listing on

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                                                       GRUPO FINANCIERO  GALICIA

the local and foreign stocks and exchanges. ARTICLE 6. The shareholders at an Extraordinary Shareholders' Meeting may at any time decide to fully or partially redeem preferred shares of a specific kind or class, according to their terms of issue and to any other conditions fixed by the shareholders at the meeting. These shares shall thereupon forfeit all their voting and economic rights, thus becoming automatically credit instruments for the amount of the redemption. If the redemption of one class of preferred shares were only partial, it shall be pro rata to all the shares of that kind or class. The redemption notice shall be published for three days in the Official Bulletin. ARTICLE 7. Upon the liquidation of the Company, the nominal capital stock shall be repaid first to the holders of preferred stock and next to the holders of common stock. Overdue cumulative dividends shall be paid, if applicable, on the preferred shares; any balance shall be then distributed solely among the holders of common stock, once holders of preferred stock have been paid any additional participation they may be entitled to according to the terms of the respective issue. ARTICLE 8: a. Book-entry shares in which the capital stock is divided as well as new book-entry shares or other securities that may be issued in the future shall be entered in accounts kept in the names of their holders in a Register of Book-Entry Shares maintained by the Company in a special book with all the formalities, requirements and evidences set forth in Section 213 of the Business Companies Law and any other applicable laws and regulations. The Company shall give each holder an instrument evidencing the opening of his/her account and any other entry made therein. Each shareholder shall be surrendered, at his/her request and cost, a statement of his/her account. b. The Board of Directors may decide that the Register of Book-Entry Shares be kept by a commercial or investment bank, or by an authorized custodian, fully in agreement with applicable laws and regulations. c. If the Company were to issue certificated shares in the future, the certificates and/or interim certificates so issued shall bear the legends specified in Sections 207, 211 and 212 of the Business Companies Law and any other legend required by the laws and regulations in force. In such an event, the issue of a certificate evidencing more than one share is permitted. If so first approved by the controlling authorities, the certificates may be issued with a signature printed in such a manner that guarantees the certificates' authenticity. d. In the event of joint-holders, the Company shall demand that they join their representation. Until such joining occurs, no voting rights thereon may be exercised. e. The transfer of book-entry shares or non-endorsable shares (should the Company decide to issue the same in the future) or the creation of any security interest or lien thereon shall be governed by the provisions of Section 215 of the Business Companies Law and by any other applicable laws or regulations; written notice of such transfer shall be sent to the Company, signed by the transferor and the transferee, or by the transferor alone, or by the creditor or beneficiary, as applicable. If any authorized stock or over-the-counter broker is involved in the transaction, the notice may be given by such authorized broker. The transfer of book-entry shares or registered non-endorsable shares shall be of no effect vis-a-vis the Company or third parties until registered in the Book-Entry Register or Stock Ledger, as the case may be, which shall be kept in compliance with any and all applicable laws. ARTICLE 9: In the event of arrears in paying up the capital stock, the Board of Directors is empowered to proceed in accordance with Section 193 of the Business Companies Law, selecting the mechanism that will best serve the Company's interests, in the light of prevailing circumstances. In all cases, arrears shall occur automatically, as a matter of law, with the ensuing acceleration of all pending terms. Arrears interest will be one and a half times the rate applied by the Banco de la Nacion Argentina to its checking account overdrafts. The delinquent shareholder shall be given a 15-calendar-day notice to pay the full balance due plus interest, under warning that non-payment as aforesaid will entail the sale of the shares at a public auction to be conducted by an auctioneer or, in the event of listed shares, by a stock

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                                                       GRUPO FINANCIERO  GALICIA

broker appointed by the Board of Directors. If the proceeds of the auction are not sufficient to cover the expenses, fees, interest and amounts due, the Company shall request the delinquent shareholder to pay the shortage; if there is any amount in excess, such an excess shall be made available to said shareholder. Should the Board of Directors decide to exercise its right to declare the expiration of all rights with the ensuing forfeiture of any sums paid (Section 193, paragraph 2 of the Business Companies Law) the notice demanding payment of the amounts due plus interest shall specify a 15 (fifteen) to 30 (thirty) calendar-day term therefor, as it may be resolved by the Board of Directors. ARTICLE 10: Holders of shares of common stock may exercise their preemptive right in the subscription of future shares and any other securities convertible into shares to be issued. Moreover, and in the proportion so subscribed, they may exercise their right of first refusal in the subscription of any shares that were not subscribed by the other shareholders. For the purposes of exercising these rights, the Company shall tender the shares to the shareholders through notices published during three days in the bulletin of legal publications and if legally required, in one of the newspapers of general circulation in the Republic of Argentina, granting to the shareholders the term fixed by the shareholders at a Shareholders' Meeting for the exercise of their preemptive and first refusal rights, in agreement with legal provisions in force. Upon the expiration of this term and if there were still any remaining unsubscribed shares of stock, the same may be tendered by the Board of Directors as it may deem it most convenient. ARTICLE 11: In the event a capital increase is applied to third-party subscriptions pursuant to Section 197 of the Business Companies Law, and if so deemed advisable in the light of the Company's best interests, it may be resolved, at an Extraordinary Shareholders' Meeting, that the preemptive right to subscribe new shares of stock be limited or suspended.
ARTICLE 12: Upon subscribing or purchasing of any shares of stock in the Company, subscribers or purchasers shall be deemed to know and accept these Bylaws and any future amendments hereof, as the case may be, and in the event of any legal action, they shall submit themselves to the jurisdiction of the Ordinary Courts in Commercial Matters of the City of Buenos Aires. CHAPTER IV. MANAGEMENT. ARTICLE 13: a. Management of the Corporation shall be vested in a Board of Directors which shall be composed of a number of members to be determined each year at the Annual Ordinary Shareholders' Meeting, said number ranging between a minimum of three and a maximum of nine members. b. The directors who may be elected shall only be those persons whose names are stated in lists submitted no less than three days before the date of the Meeting, and signed by shareholders representing shares which entitle their holders to at least a ten percent of the total voting rights, to the Chairman of the Board of Directors or his substitute for their official approval. In the event the Meeting is adjourned before the election of directors, new lists may be submitted up to three business days before the date set for said Meeting to be reassumed. If any shareholder gives the Company at least three days' notice prior to the date of the Meeting about his/her decision to vote cumulatively, he/she shall state the name or names of the person/s he/she proposes to be elected through such system. For the purposes of facilitating the preparation of these lists and of registering the names of the candidates, as from the date of the first notice of the respective Meeting, an ad hoc book with the formalities set forth by Article 53 of the Commercial Code shall be kept at the corporate domicile, which book shall be open to inspection of the shareholders at any time. On said book, the names of the lists or candidates proposed by the shareholders making such request shall be written down. Votes cast in favor of persons not included in lists submitted within the terms and under the conditions mentioned above shall be invalid. c. The shareholders at the Shareholders' Meeting may also elect one or more Alternate Directors up to a maximum number equal to the number of elected Regular Directors. When electing the Alternate Directors, the Shareholders' Meeting

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                                                       GRUPO FINANCIERO  GALICIA

may (i) determine which Regular Director shall be replaced by each Alternate Director, or (ii) establish an order of election, or (iii) any combination of the above two options. If no resolution is made at the Shareholders' Meeting, it shall be deemed that the criterion specified in (ii) was chosen. In the event of impediment or absence of a Regular Director, whether temporary or permanent, the Alternate Director elected under (i) shall replace the respective Regular Director, and the Alternate Directors elected under (ii) shall replace Regular Directors according to the order of their election. Only if a quorum of Regular Directors is not present, Alternate Directors shall act in the Board of Directors without requiring any authorization or Board resolution. If there is a quorum of Regular Directors present, Alternate Directors may act in the Board of Directors if so decided it by a majority of its members. An Alternate Director shall stay in office until the director he/she replaces resumes his/her duties, and, in the event of permanent absence or discontinuance, until the next Ordinary Shareholders' Meeting at which directors are to be elected. At such Meeting, shareholders may confirm that said Alternate Director should complete the outgoing Director's unexpired term of office or they may elect another director to that end. d. In order to be a Director, an individual shall have an honorable reputation and shall possess the technical qualifications suitable to hold office. Upon taking office, each director shall give a bond of One Thousand Pesos (Ps.1,000.-), either in cash and/or government securities. e. Regular Directors shall hold office for three years and shall be renewed by thirds (or a fraction of no less than three) each time. The first Shareholders' Meeting held at which directors shall be elected as from approval of the amendment to this article (even if the amendment has not been yet registered), shall decide which of the directors elected shall hold office for a term of one, two or three years. In general, when electing directors or afterwards, the Shareholders' Meeting shall have the power to fix a lesser period (one or two years) for the terms of office of one, several or all of the directors. Should this issue not be resolved on at the Shareholders' Meeting, the first Board of Directors whose members must be partially renewed shall decide, in its first meeting, the names of the Directors who shall cease in their offices after their first year of service. Alternate Directors shall also be elected for a three-year term, and the same rules set forth for Regular Directors shall apply thereto. Directors, both alternate and regular, may be reelected indefinitely. If the Ordinary Shareholders' Meeting is held after the expiration of the terms of office fixed for directors, they shall validly remain in their offices until their successors shall have been elected. F. In the event of any vacancy in the Board of Directors, the Supervisory Syndics Committee shall appoint the directors necessary for the Board to be able to transact business. ARTICLE 14: During the course of the first Board of Directors' meeting held after the Ordinary Shareholders' Meeting at which directors are totally or partially elected, provided always that at such Shareholders' Meeting said offices have not been elected, directors shall elect from their own members a Chairman, and one or two Vice-Chairmen, as resolved by the Board of Directors. In the event of absence or impediment of the Chairman, one of the Vice-Chairmen shall automatically replace the Chairman in all his/her duties and powers, in the order of their election.
ARTICLE 15: a. The Board of Directors shall meet at least once per month and at any other time as it may be so requested by any of the directors or the Supervisory Syndics Committee. b. The Board of Directors shall transact business with the presence of the majority of its members and actions shall be taken by a majority of votes present. In the event of a tie, the chairman shall have a casting vote. In the absence of the Chairman, the casting vote right shall be exercised by one of the Vice-Chairmen. To such end, the same order specified in
Article 14 shall be followed. c. The Shareholders' Meeting shall set the compensation of the Board of Directors, taking into account the best practices used in the local and international markets to compensate directors having similar duties and responsibilities. ARTICLE 16: The powers and duties of the Board of Directors shall be

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                                                       GRUPO FINANCIERO  GALICIA

as follows: 1) To agree, establish, authorize and regulate the affairs, investments and expenses of the Company; to enforce the resolutions adopted at the Shareholders' Meetings; and to resolve, within ten business days, any request to call a Shareholders' Meeting received from the Shareholders pursuant to Section 236 of the Business Companies Law. 2) To decide, when so deemed convenient for the fulfillment of the corporate objectives, that its members take up remunerated positions within the Company, its subsidiaries or affiliates, whether they be technical or administrative positions, and whether of a permanent, temporary or occasional nature, such a cost to be allocated to general expenses. It shall appoint all other offices and employees, establishing their powers, duties, remunerations, rewards and bonds, with authority to suspend and remove them. 3) To allocate any sums of money as it may deem adequate for the benefit of any person that has worked for the Company, its subsidiaries or affiliates. 4) To supervise the businesses and operations of the Company and to establish the best means and mechanisms to participate in the corporate bodies and decisions of its subsidiaries and affiliates, or in the supervision thereof, as applicable. 5) To send out notices of and be present at Shareholders' Meetings and to move at them any measures it may deem pertinent; to submit the Annual Report and Balance Sheet of the Company for approval of the Shareholders at the Annual General Meeting, and to propose thereat the distribution of profits in accordance with the law and these Bylaws. 6) To issue internal rules and regulations in case they are considered necessary, with the exception of the regulations mentioned in Article 1, which shall have to be approved at a Shareholders' Meeting. 7) To acquire and dispose holdings in any other companies, both within and without the country. 8) To settle and submit to de jure arbitrators or amiables compositeurs any matters the Company may be party to. 9) To agree on interim dividends when deemed fit, in the cases permitted by and in accordance with Section 224 of the Business Companies Law and other applicable legal provisions in force. 10) To agree upon transactions with institutions, banks or companies within or without the country. 11) To provisionally suspend, with the vote of two-thirds of the Board of Directors members, a director who shall have willfully carried out any act contrary to the Company's interests, submitting the case to the consideration of the Shareholders at a Meeting to be immediately convened therefor. 12) To promote all kinds of legal complaints, perform all kinds of acts and execute all contracts that may be necessary to fulfill the corporate purpose, including those for which special powers of attorney are required (such as those listed in Sections 782, 806 and 1881 of the Argentine Civil Code and Section 9 of Decree Law 5965/63 and other applicable rules). 13) To set up branches, agencies or any kind of representative offices, either in the Republic of Argentina or abroad, establishing or not a specified capital therefor, and granting any powers as required. To execute joint interest cooperation agreements. 14) To grant court, out-of-court, administrative and other powers of attorney, whether general or special, with the purpose and scope that is deemed most convenient. 15) To distribute any sums of money and to make grants and gifts to charity or any other general interest purposes. 16) The Board of Directors shall not be authorized to decide upon the sale or any other act involving any disposition of the shares which are the controlling interest in the subsidiary "Banco de Galicia y Buenos Aires S.A.", including any merger or similar act of corporate restructuring, without such a transaction having been first approved by the Shareholders at an Ordinary Shareholders' Meeting. The above enumeration is merely illustrative, and the Board of Directors is authorized to resolve on any cases not contemplated herein, provided that they be related to the corporate purpose and that they conform to legal and Bylaws provisions. ARTICLE 17:
DELEGATE DIRECTOR OR EXECUTIVE COMMITTEE. MANAGERS. a. For purposes of the better performance of its duties, the Board of Directors may delegate to one of its members (the "Delegate Director") or to an Executive Committee part of its administration duties, more particularly, the executive management of the Company's usual and

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                                                       GRUPO FINANCIERO  GALICIA

ordinary affairs, according to any course of action that may be fixed. b. If the Board of Directors should decide to organize an Executive Committee, it shall do so in line with Section 269 of the Business Companies Law. The Committee shall consist of two to five members and its meetings shall be held as frequent as resolved by the Board of Directors. The quorum at the meetings shall be deemed constituted with more than a half of its members present and the decisions shall be made by majority of the members present. If the Committee consists of only two members, the casting vote in the event of tie shall correspond to the Chairman of the Board of Directors, who shall be called for that specific purpose. If the Chairman were a member of the committee, he shall have a casting vote. The Executive Committee shall only be in charge of managing the habitual affairs, with such powers and restrictions that may be fixed by the Board of Directors. c. The Executive Committee, or the Delegate Director or Directors, as applicable, shall provide the Board of Directors with any information regarding the resolutions adopted by the same. The Board of Directors shall supervise the performance of the Executive Committee, or that of the Delegate Director or Directors, as applicable, being entitled, pursuant to the powers conferred on it by law or these bylaws, to resume at any time the delegated duties, either provisionally or permanently, as well as to change the duties of or discontinue such Committee. d. The provisions of the preceding paragraphs have been established notwithstanding the fact that the Board of Directors is also authorized to appoint a General Manager and one or more managers, whether they be directors or not, and to grant them certain administration duties. ARTICLE 18: a. The Chairman shall be the legal representative of the Company. However, each of the Vice Chairmen individually or two any of the remaining Regular Directors acting jointly may also represent the Company, being entitled, while discharging such representation and for purposes of the implementation of the resolutions made by the Board of Directors, to execute any obligations, agreements, and generally, any legal acts and documents related to the Company's management. b. Any regular member of the Board of Directors may represent the Company in order to testify and answer interrogatories in any action or before any arbitration and administrative courts, either within the country or abroad, it being understood in such case that he/she is acting as the legal representative of the Company and that his/her representations and statements are binding on the Company, notwithstanding any general or special powers of attorney that the Board of Directors may decide to grant, either to answer to interrogatories or otherwise. c. Furthermore, the Chairman or the Vice Chairman or Vice Chairmen acting in lieu of the Chairman shall have the following powers and duties: 1) To ensure compliance with these Bylaws, the internal rules and regulations and the resolutions passed by the Board of Directors and Shareholders' Meetings. 2) To preside at all Shareholders' Meetings and Board Meetings, to call the meetings to order and monitor discussions held at them, to make all Directors and Shareholders' Meetings aware of all regulations and matters that affect the Company, its subsidiaries and affiliates, and to suggest the resolutions that he/she may deem fit. 3) To call the Board of Directors meetings when deemed fit, or when so requested by any of the Directors or Syndics. 4) To execute all documents related to the Company's business, notwithstanding those that have to be signed by other directors, managers or officers in accordance with these Bylaws or the Company's internal regulations.
5) To discontinue the services of the managers and other employees, reporting this fact immediately to the Board of Directors for the Board to resolve as it may best deem. CHAPTER V. SUPERVISION. ARTICLE 19: a. Supervision of the Company shall be performed by a Supervisory Syndics Committee consisting of three Regular Syndics appointed at the Ordinary Shareholders' Meeting to hold office during one fiscal year. The syndics shall have the powers and duties set forth in Section 294 of the Business Companies Law. Furthermore, three Alternate Syndics shall be appointed at the Shareholders' Meeting, who shall act

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                                                       GRUPO FINANCIERO  GALICIA

during the absence or impediment of the regular syndics. When appointing the alternate syndics, Shareholders may decide (i) to determine which regular syndic is to be replaced by each alternate; and (ii) to fix an order of election that, in the first place, shall be the number of votes obtained by each of them. In such case, they shall take office in the order of their election. The alternate syndic may attend the meetings of the Supervisory Syndics Committee and of the Board of Directors upon the mere absence of a regular syndic -and, as applicable, in the absence of the remaining alternate members that have a prior right concerning the number of votes or the order of their election, if any,- without any previous action by the corporate body being necessary therefor. The performance of the alternate syndic shall extend until the replaced regular member shall have resumed its duties or, in the event of a permanent absence, until the next Ordinary Shareholders' Meeting at which the new syndics are to be elected. b. The Supervisory Syndics Committee meetings shall be validly held with the presence of two of its members and resolutions thereat shall be adopted with the affirmative vote of the majority of those present, notwithstanding the rights, powers and duties of the dissenting syndic, as applicable, under Section 294 of the Business Company Law. The Supervisory Syndics Committee shall keep a minutes book. CHAPTER VI. CORPORATE GOVERNANCE. ARTICLE 20: The Shareholders' Meetings shall be Ordinary or Extraordinary, according to the relevant agenda. The meetings shall be conducted fully in accordance with Sections 234, 235 and other applicable sections of the Business Companies Law. ARTICLE 21: a. The Shareholders' Meetings, either Ordinary or Extraordinary, shall be convened through publications during five days, made with a minimum and maximum anticipation of 10 and 30 days, respectively, in the newspapers of legal publications and in one of the newspapers of general circulation throughout the Republic of Argentina. Furthermore, all applicable laws and regulations shall be complied with. b. Notice of the first and adjourned meetings may be given simultaneously as set forth by Section 237 of the Business Companies Law. In the event of simultaneous calls, if the meetings have been convened to be held within the same day, there must be an interval of at least an hour after the time fixed to hold the first one. Once the Company has been authorized to make a public offering of its shares of stock, the power to make simultaneous calls shall be reserved to the Ordinary Shareholders' Meetings. If the calls are not made simultaneously, the adjourned meeting shall be held within 30 (thirty) calendar days and the publications shall be made during three days, at least 8 days prior thereto. c. The Board of Directors shall determine the Agenda of each Shareholders' Meeting and no business may be transacted other than that included in the call by the Board of Directors or such as may have been included by the Supervisory Syndics Committee. The shareholders that represent at least 5% of the paid in capital stock may propose in writing to the Board of Directors, before February 28th every year, the items that in their discretion should be considered at the Shareholders' Meeting that shall deal with the annual documentation and reports of the fiscal year. ARTICLE 22: The right to attend the Shareholders' Meeting may be exercised either personally or by the representation of another person, whether or not he/she is a shareholder, through a proxy made in a private instrument, signature of which shall be certified by a judicial officer, a Notary Public or a banking institution.
ARTICLE 23: a. Quorum and majority percentages shall be as established by Sections 243 and 244 of the Business Companies Law, according to the type of meetings, notice and agenda. The only exception is the quorum at second call of the Extraordinary Shareholders' Meeting, which shall be deemed validly convened with the presence of any number of shareholders having voting rights. b. Votes shall be by show of hands or in the manner determined by the Chairman and as approved at the Shareholders' Meeting. At the request of the Shareholders who have voted against a specific resolution, or that have abstained from voting thereon, such circumstance shall be duly recorded. c. The minutes of each

                                                       GRUPO FINANCIERO  GALICIA

meeting containing a summary of the proceedings and an exact transcription of the resolutions adopted thereat shall be entered in the Shareholders' Minutes Book. These minutes shall be signed by the Chairman, the shareholders specially appointed by the Meeting for that purpose, the Secretary and the Tellers, if any. The signatures of the shareholders or representatives along with that of the Chairman shall entail the approval of the relevant minutes. d. The Shareholders' Meeting shall be in permanent session until all items of the Agenda have been decided on. The meeting may be adjourned only once, to continue within 30 calendar days. Only the shareholders who were allowed to attend the first meeting by reasons of having complied with the notice contemplated by
Section 238 of the Business Companies Law shall be authorized to attend the adjourned meeting. Minutes of each meeting shall be drawn up. CHAPTER VII. BALANCE SHEET AND PROFIT DISTRIBUTION. ARTICLE 24: a. The Company's fiscal year shall close on December 31 of each year. The financial statements, according to the applicable technical standards and current provisions, shall be drawn up as of such date. b. Without prejudice to the foregoing, if the Company or any of its subsidiaries were authorized to make a public offering of its shares, negotiable obligations or other securities, the financial statements shall be drawn up on a quarterly basis subject to the applicable legal and regulatory requirements. Their preparation shall be in charge of the Board of Directors and shall include an opinion given by the Supervisory Syndics Committee. c. The Shareholders at their Meeting may change the closing date of the Company's fiscal year, registering the pertinent resolution at the Public Registry of Commerce and informing it to the competent controlling authorities. d. Liquid and realized profits shall be annually distributed as follows: 1) The percentage stipulated by existing laws shall be allotted to the Statutory Reserve Fund. 2) The sum to be determined according to current legal provisions or to these bylaws, to the compensation of the Board of Directors, which sum shall be distributed among the directors in the manner decided by the Shareholders' Meeting or, as applicable, by the Board of Directors. 3) The sum to be determined as compensation of the Supervisory Syndics Committee. 4) To Dividends payable to preferred shares, if any; any overdue cumulative dividends are to be paid out first. 5) To the amortization, in whole or in part, of issued participation stock, as applicable. 6) After payment of the additional participation of preferred shares, the remainder, until reaching a sum that shall not exceed the profits received in cash during the fiscal year, shall be distributed in the manner resolved at the Shareholders' Meeting. It may be distributed, either totally or partially, to optional reserve funds that are reasonable and consistent with reasonable prudent management practices, to a new account or to dividends payable to common stock. 7 degrees Dividends shall be paid pro rata to the respective payments, within one year of their approval. If the Company is authorized to make a public offering of its shares of stock, the dividends, if only in cash, shall be paid within 30 (thirty) calendar days of their approval by the shareholders at the pertinent Shareholders' Meeting or within a longer or shorter term as may be established by the applicable laws and regulations. The dividends that have not been collected three years after being placed at the disposal of the Shareholders shall be forfeited in favor of the Company. The amount of the so forfeited dividends shall be allocated to the reserve fund. 8) The distribution of advanced or interim dividends or of dividends resulting from the quarterly balance sheets in cash, as authorized by the second paragraph of Section 224 of the Business Companies Law shall be decided by the Board of Directors on the basis of the special or quarterly balance sheets, accompanied by the opinion of the Supervisory Syndics Committee. CHAPTER VIII. DISSOLUTION AND LIQUIDATION. ARTICLE 25: a. The events of dissolution are those established in the Business Companies Law. b. Upon the dissolution of the Company, the ensuing liquidation may be carried out by the Board of Directors or by the liquidators appointed at a Shareholders' Meeting. The liquidation shall be conducted under the supervision of the

                                                       GRUPO FINANCIERO  GALICIA

Supervisory Syndics Committee. Liabilities being cancelled, and capital refunded taking into account the preferences of the shares of preferred stock or of participation stock or the payment of negotiable obligations, as the case may be, the balance shall be distributed among the shareholders pro rata to their shares and the rights attaching to each share.

                                                       GRUPO FINANCIERO  GALICIA

REGISTRATION WITH THE PUBLIC REGISTRY OF COMMERCE

    DATE                   NO.          FOLIO         BOOK                 VOLUME
    ----                   ---          -----         ----                 ------
Sept. 30, 1999           14,519          --             7           - of Stock Companies

AMENDMENTS

March 9, 2000             3,385          --            10           - of Stock Companies

July 17, 2000            10,203          --            11           - of Stock Companies

July 17, 2000            10,202          --            11           - of Stock Companies

Aug. 9, 2000             11,670          --            12           - of Stock Companies

Aug. 9, 2000             11,670          --            12           - of Stock Companies

July 3, 2001              8,569          --            15           - of Stock Companies

Aug. 22, 2003            11,891          --            22           - of Stock Companies